SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K/A


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                      July 31, 1998     September 30, 1998

                              KENNEDY-WILSON, INC.
               (Exact Name of Registrant as Specified in Charter)


          Delaware                 0-20418                     95-4364537
(State or other Jurisdiction     (Commission                 (I.R.S. Employer
       of Incorporation)          File Number)               Identification No.)


                            9601 Wilshire Boulevard
                                   Suite 220
                        Beverly Hills, California 90210
              (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (310) 314-8400

                               TABLE OF CONTENTS


                                                       Page


Item 2    Acquisition or Disposition of Assets           4

Item 5    Other Events                                   4

Item 7(a) Financial Statements                           4

Item 7(b) Pro Forma Financial Information                4

Item 7(c) Exhibits                                       5

Signatures                                               5

Exhibit Index                                            6

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

          On July 17, 1998, Kennedy-Wilson, Inc. (the "Company") acquired from Heitman Financial Ltd., a wholly-owned subsidiary of United Asset Management Corporation, all of the issued and outstanding shares of capital stock of Heitman Properties, Ltd., an Illinois corporation (the "Acquired Company"), which, by and through its subsidiaries, provides property management, leasing and construction management services to owners of commercial, residential and industrial properties in approximately 26 states. The Company paid a total purchase price of $20 million in cash for the Acquired Company. No material relationship existed between the Company and Heitman Financial Ltd. prior to the acquisition.

          The purchase price and a portion of the expenses associated with the acquisition were financed from the proceeds of a $21 million subordinated loan (the "Loan") made by Colony K-W, LLC ("Colony") pursuant to a Bridge Loan Agreement (the "Loan Agreement") dated as of July 16, 1998 among Colony, the Company and certain of its subsidiaries. The Loan bears interest at a rate of 14% per annum and matures on January 15, 2000. The Loan is guaranteed by certain subsidiaries of the Company on a subordinated basis and, pursuant to a Pledge Agreement dated as of July 16, 1998 made by the Company in favor of Colony, is secured by a pledge of all of the outstanding shares of the Acquired Company. The terms of the Loan Agreement restrict, among other things, certain borrowings, distributions and mergers involving the Company and the guarantors and is subject to additional customary restrictive covenants. The remainder of the acquisition expenses were paid utilizing a portion of the Company's existing $15 million credit facility with East-West Bank.

          The Acquired Company has been renamed Kennedy-Wilson Properties, Ltd. and it is anticipated that it will continue to be operated primarily as a property manager, leasing agent and construction manager.

ITEM 5.  OTHER EVENTS

          On July 16, 1998, Colony Investors III, L.P., the sole member of Colony ("Colony Investors"), and the Company entered into a Stock Purchase Agreement and a Warrant Agreement, pursuant to which Colony Investors purchased
(a) 440,085 shares of Common Stock of the Company and (b) warrants, exercisable for seven years from July 16, 1998, to purchase an additional 132,026 shares of Common Stock of the Company at an initial exercise price of $15.00 per share (subject to adjustment as provided in said Warrant Agreement) for a total aggregate purchase price of $5,232,610 (such Common Stock and warrants collectively, the "Securities").

          In connection with the purchase of the Securities, Colony Investors and the Company entered into an Investor's Agreement, dated as of July 16, 1998 (the "Investor's Agreement"), pursuant to which the Company has agreed, during the term and subject to the provisions thereof (including the continued ownership of a specified minimum number of shares of Common Stock), among other things, to take all action necessary such that the Board of Directors of the Company shall include one class III director designated by Colony Investors, and thereafter, to use its best efforts to cause a person designated by Colony Investors to be included in each slate of proposed class III directors put forth by the Company and its stockholders and recommended for election in any proxy solicitation materials disseminated by the Company. Colony Investors has designated as its initial director its affiliate, Thomas J. Barrack, Jr. With certain exceptions as described in the Investor's Agreement, Colony Investors has preemptive purchase rights to maintain its beneficial ownership percentage for so long as its investment continues to represent at least 5% of the Company.

          Colony Investors and the Company executed a Registration Rights Agreement on July 16, 1998 (the "Registration Rights Agreement") with respect to the Securities. Pursuant to the Registration Rights Agreement, and subject to the terms and conditions thereof, the Securities beneficially owned by Colony Investors are subject to demand and customary piggyback registration rights.

ITEM 7(a).  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

          Financial Statements of business acquired;

          Report of Independent Auditors.

          Consolidated  Balance Sheets as of December 31, 1997 and 1996

          Consolidated Statements of Operations, Stockholder's Equity and Cash Flows for each of the Three Years in the Period Ended December 31, 1997.

          Unaudited Interim Consolidated Balance Sheets as at June 30, 1998 and 1997.

          Unaudited Interim Consolidated Statement of Operations and Cash Flows for the Six Month Periods Ended June 30, 1998 and 1997.

          Unaudited Interim Consolidated Statement of Stock Holder's Equity for the Six Month Period Ended June 30, 1998.

          Notes.

ITEM 7(b).  PRO FORMA FINANCIAL INFORMATION

          Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998.

          Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Month Period Ended June 30, 1998

          Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1997.

          Notes.

ITEM 7(c).  EXHIBITS

          The information set forth in the Exhibits attached hereto is hereby expressly incorporated herein by reference and the response to each item of this report is qualified in its entirety by the provisions of such exhibits.

     Exhibit 2.1 Stock Purchase Agreement, dated as of July 17, 1998, between Kennedy-Wilson, Inc. and Heitman Financial Ltd.

     Exhibit 4.1 Registration Rights Agreement, dated as of July 16, 1998, between Kennedy-Wilson, Inc. and Colony Investors III, L.P.

     Exhibit 10.1 Bridge Loan Agreement, dated as of July 16, 1998, among Kennedy-Wilson, Inc., as borrower, Kennedy-Wilson International, K-W Properties and Kennedy-Wilson Properties, Ltd., as guarantors, and Colony K-W, LLC, as lender.

     Exhibit 10.2 Pledge Agreement, dated as of July 16, 1998 made by Kennedy-Wilson, Inc. in favor of Colony K-W, LLC.

     Exhibit 10.3 Stock Purchase Agreement, dated as of July 16, 1998, between Kennedy-Wilson, Inc. and Colony Investors III, L.P.

     Exhibit 10.4 Warrant Agreement, dated as of July 16, 1998, between Kennedy-Wilson, Inc. and Colony Investors III, L.P.

     Exhibit 10.5 Investor's Agreement, dated as of July 16, 1998, between Kennedy-Wilson, Inc. and Colony Investors III, L.P.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  September 30, 1998                 KENNEDY-WILSON, INC.




                                           By:/s/ Freeman Lyle
                                              -----------------------
                                              Name:  Freeman Lyle
                                              Title:  Chief Financial Officer,
                                                      Executive Vice President
                                                      of Finance and Secretary

                                  EXHIBIT INDEX

     Exhibit 2.1 Stock Purchase Agreement, dated as of July 17, 1998, between Kennedy-Wilson, Inc. and Heitman Financial Ltd.

     Exhibit 4.1 Registration Rights Agreement, dated as of July 16, 1998, between Kennedy-Wilson, Inc. and Colony Investors III, L.P.

     Exhibit 10.1 Bridge Loan Agreement, dated as of July 16, 1998, among Kennedy-Wilson, Inc., as borrower, Kennedy-Wilson International, K-W Properties and Kennedy-Wilson Properties, Ltd., as guarantors, and Colony K-W, LLC, as lender.

     Exhibit 10.2 Pledge Agreement, dated as of July 16, 1998 made by Kennedy-Wilson, Inc. in favor of Colony K-W, LLC.

     Exhibit 10.3 Stock Purchase Agreement, dated as of July 16, 1998, between Kennedy-Wilson, Inc. and Colony Investors III, L.P.

     Exhibit 10.4 Warrant Agreement, dated as of July 16, 1998, between Kennedy-Wilson, Inc. and Colony Investors III, L.P.

     Exhibit 10.5 Investor's Agreement, dated as of July 16, 1998, between Kennedy-Wilson, Inc. and Colony Investors III, L.P.

HEITMAN PROPERTIES LTD.
(A Wholly Owned Subsidiary of Heitman Financial Ltd.)

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                              Page

INDEPENDENT AUDITORS' REPORT                                    8


CONSOLIDATED FINANCIAL STATEMENTS:

       Balance Sheets                                           9

       Statements of Operations                                10

       Statements of Stockholder's Equity                      11

       Statements of Cash Flows                                12

       Notes to Financial Statements                        13-16

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholder of Heitman Properties Ltd.

We have audited the accompanying consolidated balance sheets of Heitman Properties Ltd. (an Illinois Corporation) and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heitman Properties Ltd. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations, stockholder's equity, and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP


Los Angeles, California
July 10, 1998

HEITMAN PROPERTIES LTD.
(A Wholly Owned Subsidiary of Heitman Financial Ltd.)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996 AND JUNE 30, 1998 (UNAUDITED)


                                                                  June 30
                                                                    1998                       December 31,
                                                                                 -----------------------------------------
ASSETS                                                          (Unaudited)             1997                 1996

CURRENT ASSETS:
   Cash                                                          $    149,000        $    157,000        $      53,000
   Commissions and fees receivable, related party (Note 3)          1,393,000           3,696,000            3,594,000
   Prepaid and other                                                  226,000             659,000              688,000
                                                                 ------------        ------------         ------------

          Total current assets                                      1,768,000           4,512,000            4,335,000
                                                                  -----------         -----------          -----------

ADVANCES TO AFFILIATE (Note 2)                                      8,946,000           5,668,000            1,993,000
                                                                  -----------         -----------          -----------

PROPERTY AND EQUIPMENT -

   Net of accumulated depreciation and amortization (Note 4)        1,809,000           2,174,000            2,526,000
                                                                  -----------         -----------          -----------

PROPERTY MANAGEMENT CONTRACTS -
   Net of amortization (Note 2)                                    10,453,000          11,558,000           26,388,000
                                                                 ------------        ------------         ------------

TOTAL                                                             $22,976,000         $23,912,000          $35,242,000
                                                                  ===========         ===========          ===========


LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                          $   591,000        $    854,000         $    871,000
   Accrued salaries and bonuses                                     1,438,000           1,259,000            1,338,000
                                                                  -----------         -----------          -----------

     Total current liabilities                                      2,029,000           2,113,000            2,209,000
                                                                  -----------         -----------          -----------

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDER'S EQUITY                                               20,947,000          21,799,000           33,033,000
                                                                  -----------         -----------          -----------

TOTAL                                                             $22,976,000         $23,912,000          $35,242,000
                                                                  ===========         ===========          ===========


See notes to consolidated financial statements.

HEITMAN PROPERTIES LTD.
(A Wholly Owned Subsidiary of Heitman Financial Ltd.)



CONSOLIDATED STATEMENTS OF OPERATIONS
THREE YEARS ENDED DECEMBER 31, 1997 AND THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------


                                                              June 30,                       December 31,
                                                        ----------------------    ------------------------------------
                                                        1998         1997         1997         1996          1995
                                                           (Unaudited)
INCOME:
   Property management fees - related party
     (Note 3)                                        $14,638,000  $17,430,000  $30,922,000  $35,980,000   $40,175,000
   Other - related part (Note 3):
     Leasing commissions, net                            897,000    1,113,000    2,526,000    1,755,000     1,902,000
     Construction and development                        713,000    1,080,000    2,480,000    3,673,000     3,165,000
     Accounting fees                                     227,000      295,000      585,000      809,000       575,000
     Other                                                15,000       10,000       13,000        5,000        17,000
                                                      ----------   ----------   ----------   ----------    ----------

              Total income                            16,490,000   19,928,000   36,526,000   42,222,000    45,834,000
                                                      ----------   ----------   ----------   ------------  ----------

EXPENSES:
   Compensation and related expenses                   7,688,000    8,116,000   15,789,000   20,299,000    19,969,000
   General and administrative                          1,707,000    1,927,000    3,991,000    4,618,000     6,116,000
   Rent, related party (Notes 3 and 6)                   891,000    1,016,000    1,976,000    2,396,000     3,981,000
   Management fees and administrative, related
     party (Note 3)                                    5,557,000    6,583,000   13,150,000   14,369,000    12,568,000
   Depreciation and amortization                       1,499,000    1,514,000    2,854,000    2,953,000     2,718,000
   Provision for loss on note receivable (Note 7)                                             2,000,000
   Provision for loss on management contracts (Note 2)                          10,000,000
                                                      ----------   ----------   ----------   ------------  ----------

              Total expenses                          17,342,000   19,156,000   47,760,000   46,635,000    45,352,000
                                                      ----------   ----------   ----------   ------------  ----------

(LOSS) INCOME BEFORE PROVISION FOR (BENEFIT IN
   LIEU OF) INCOME TAXES                                (852,000)     772,000  (11,234,000)  (4,413,000)      482,000

PROVISION FOR (BENEFIT IN LIEU OF) INCOME TAXES
   (Note 5)                                                           309,000                  (232,000)      232,000
                                                      ----------   ----------   ----------   ------------  ----------

NET (LOSS) INCOME                                    $  (852,000) $   463,000  $(11,234,000) $(4,181,000)   $ 250,000
                                                      ===========    ========  ============= ============   =========


See notes to consolidated financial statements.


HEITMAN PROPERTIES LTD.
(A Wholly Owned Subsidiary of Heitman Financial Ltd.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
THREE YEARS ENDED DECEMBER 31, 1997 AND
THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
--------------------------------------------------------------------------------


                                                                        Additional             Retained
                                                       Common             Paid-In              Earnings
                                                       Stock               Capital             (Deficit)               Total
BALANCE, JANUARY 1, 1995                               $ 40,000          $ 35,476,000         $  1,448,000          $ 36,964,000
   Net income                                                                                      250,000               250,000
                                                       --------          ------------         ------------         -------------

BALANCE, DECEMBER 31, 1995                               40,000            35,476,000            1,698,000            37,214,000
   Net loss                                                                                     (4,181,000)           (4,181,000)
                                                       --------          ------------         ------------         -------------

BALANCE, DECEMBER 31, 1996                               40,000            35,476,000           (2,483,000)           33,033,000
   Net loss                                                                                    (11,234,000)          (11,234,000)
                                                       --------          ------------         ------------         -------------

BALANCE, DECEMBER 31, 1997                               40,000            35,476,000          (13,717,000)           21,799,000
   Net loss (Unaudited)                                                                           (852,000)             (852,000)
                                                       --------          ------------         ------------         -------------

BALANCE, JUNE 30, 1998
   (Unaudited)                                         $ 40,000           $35,476,000         $(14,569,000)         $ 20,947,000
                                                       ========           ===========         =============         ============



See notes to consolidated financial statements.

HEITMAN PROPERTIES LTD.
(A Wholly Owned Subsidiary of Heitman Financial Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE YEARS ENDED DECEMBER 31, 1997 AND THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------


                                                             June 30,                             December 31,
                                                    --------------------------    -----------------------------------
                                                        1998         1997         1997         1996          1995
                                                           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                $   (852,000)  $  463,000 $(11,234,000) $(4,181,000)  $   250,000

   Adjustments to reconcile net (loss) income to
     net cash provided by (used in) operating
     activities:
     Depreciation and amortization                     1,499,000    1,514,000    2,854,000    2,953,000     2,718,000
     Provision for (benefit in lieu of) income
     taxes                                                            309,000                  (232,000)      232,000
     Provision for loss on note receivable                                                    2,000,000
     Provision for loss on management contracts                                 10,000,000
     Decrease (increase) in:
      Accounts receivable                              2,303,000    3,032,000     (102,000)  (1,313,000)     (515,000)
      Prepaid and other assets                           433,000     (327,000)      29,000      240,000      (586,000)
      Accounts payable and accrued expenses             (263,000)    (459,000)     (17,000)     181,000      (414,000)
      Accrued salaries and bonuses                       179,000     (937,000)     (79,000)    (351,000)
                                                      -----------   ----------  -----------   ----------    ----------
        Net cash provided by (used in)
          operating activities                         3,299,000    3,595,000    1,451,000     (703,000)    1,685,000
                                                      -----------   ----------  -----------   ----------    ----------


CASH FLOWS FROM INVESTING ACTIVITIES:
   Expenditures for property and equipment               (29,000)    (146,000)    (424,000)  (1,179,000)     (572,000)
   Guaranteed property management fees                                           2,752,000    1,620,000       412,000
                                                      -----------   ----------  -----------   ----------    ----------
     Net cash (used in) provided by investing
       activities                                        (29,000)    (146,000)   2,328,000      441,000      (160,000)
                                                      -----------   ----------  -----------   ----------    ----------


CASH FLOWS FROM FINANCING ACTIVITIES -
   (Advances to) repayments from affiliate            (3,278,000)  (3,046,000)  (3,675,000)     175,000    (1,452,000)
                                                     ------------ -----------  ----------- ------------   -----------

NET (DECREASE) INCREASE IN CASH                           (8,000)     403,000      104,000      (87,000)       73,000

CASH, BEGINNING OF PERIOD                                157,000       53,000       53,000      140,000        67,000
                                                      -----------   ----------  -----------   ----------    ----------


CASH, END OF PERIOD                                 $    149,000    $ 456,000   $  157,000    $  53,000     $ 140,000
                                                    ============    =========   ==========    =========     =========

See notes to consolidated financial statements.

HEITMAN PROPERTIES LTD.
(A Wholly Owned Subsidiary of Heitman Financial Ltd.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS ENDED DECEMBER 31, 1997 AND THE
SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)
--------------------------------------------------------------------------------

1.     ORGANIZATION

       Organization - Heitman Properties Ltd. ("HPL," or the "Company") is a 100% owned subsidiary of Heitman Financial Ltd. ("HFL"), which in turn is a 100% owned subsidiary of United Asset Management Corporation ("UAM"). The Company provides commercial real estate services in the United States. Its principal lines of business include property management, brokerage, infrastructure management, and leasing services.

       As a routine part of the Company's operations, HPL provides on-site personnel to maintain properties under management. These services include, although are not limited to, janitorial, engineering and security. Based upon contractual arrangements with the property owners, the Company is reimbursed by the properties for the actual cost of its employees.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Consolidation - The accompanying consolidated financial statements include the accounts of the Heitman Properties Ltd. and its wholly-owned subsidiaries. Material intercompany accounts and transactions have been eliminated.

         Revenue Recognition - The Company recognizes fees from property management services and infrastructure management services over the terms of the respective management contracts. Most of the property management contracts are cancelable at will or with 30 days notice. The infrastructure management contracts generally range from three to five years.

         Cash and Cash Equivalents - Cash and cash equivalents consist of cash and short-term, highly liquid investments with maturities of 90 days or less when purchased.

         Furniture, Equipment and Leasehold Improvements - Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the lease term.

         Advances to Affiliate - Advances are between HFL and HPL, are non-interest bearing and have no stated terms for repayment.

         Property Management Contracts - Property management contracts are stated at cost, net of accumulated amortization of $16,134,000 (1997) and $4,852,000 (1996). Costs assigned to contracts relate to purchased property management contracts contributed to the Company by UAM. The cost of contracts is being amortized over 15 years.

         During 1997, management reassessed the recorded value of capitalized property management contracts. Based upon the fact that a significant proportion of the contracts purchased and under management were expected to be terminated due to the intentions of various investors to dispose of their real property managed under these contracts, the Company recorded an impairment charge of $10,000.00 against the cost of previously acquired management contracts.

         The former owner of the purchased management contracts provided guarantees to reimburse the Company for certain managed property contracts should the contracts be terminated prematurely. These amounts, as received, have been applied as a reduction of the cost of the original contracts.

         Income  Taxes  - The  Company  accounts  for  income  taxes  using  the liability method. Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal income tax purposes, and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred income taxes are not material for any period.

         HPL files a consolidated state income tax return with its Parent, HFL, and is included in the consolidated federal tax return of HFL's parent, UAM. HPL remits payments in settlement of all current and deferred income tax obligations to HFL, which in turn remits such payments to UAM. The portion of such payments attributable to HPL is netted against amounts due from HFL in the accompanying balance sheet.

         Concentration of Credit Risk - The Company provides services to owners of real estate assets in the United States. The Company performs credit evaluations of its customers and generally does not require collateral. The risk associated with this concentration is limited because of the large number of customers and their geographic dispersion.

         Long-Lived Assets - Long-lived assets, including purchased contracts, are evaluated when indicators of impairment are present and provisions for possible losses are recorded when undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

         Use of Estimates - The preparation of financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Unaudited Interim Financial Statements - The unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission and reflect all adjustments consisting of normal reoccurring accruals which are in the opinion of management necessary for fair presentation of the results of the periods presented.

3.       RELATED-PARTY TRANSACTIONS AND COST ALLOCATION

         Substantially all of the Company's income is earned from properties that are asset managed by HFL or an affiliate for its clients. Accordingly, the accompanying financial statements may or may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred if the Company had operated without such affiliation.

         HFL pays and allocates certain occupancy costs to HPL based upon space occupied by HPL employees. Such allocated expenses and were approximately $600,000 for the six months ended June 30, 1998 and 1997 and $1,200,000 for 1997; $1,360,000 for 1996; $2,971,000 for 1995.

         Administrative expenses consisting primarily of employee salaries and related expenses incurred by Heitman Financial Services Ltd. ("HFSL"), in connection with the business activities of HFL and all its subsidiaries, are allocated to its various subsidiaries based upon management's estimates of the time devoted by employees of HFL to the operations of each subsidiary. Such expenses allocated to HPL were approximately as follows: $3,484,000 for the six months ended June 30, 1998 and $4,510,000 for the six months ended June 30, 1997 and $9,004,000 for 1997, $10,635,000 for 1996 and $8,456,000 for 1995.

         Based upon the terms of an agreement between HFL, its principal officers and UAM, HFL remits a portion of its revenues, as defined, to UAM. These totals, as remitted, are used to satisfy obligations with respect to licensing and management fees charged by an affiliate of UAM. Such amounts charged to HPL are as follows: $2,073,000 for the six months ended June 30, 1998 and $2,073,000 for the six months ended June 30, 1997 and $4,146,000 for 1997; $3,734,000 for 1996; $4,112,000 for
         1995.

4.       PROPERTY AND EQUIPMENT, NET

         Property and equipment consist of the following at June 30, 1998 and December 31, 1997 and 1996:


                                                         June 30, 1998                   December 31,
                                                          (Unaudited)              1997                1996
           Furniture and equipment                    $       5,033,000    $       5,006,000     $     4,609,000
           Leasehold improvements                             1,585,000            1,583,000           1,557,000
           Less:  accumulated depreciation
             and amortization                                (4,809,000)          (4,415,000)         (3,640,000)
                                                      ------------------   ------------------    ----------------
           Property  and equipment, net               $       1,809,000    $       2,174,000     $     2,526,000
                                                      =================    =================     ===============


5.       INCOME TAXES

         The provision (benefit in lieu of) income taxes consists of the following for the six month periods ended June 30, and the years ended December 31:


                                        June 30,                                    December 31,
                             -----------------------------       -----------------------------------------------
                                   1998              1997             1997              1996              1995
                                        (Unaudited)
           Current:
             Federal         $         -       $   247,000       $         -      $     (197,000)   $    197,000
             State           __________             62,000       __________              (35,000)         35,000
                                               -----------                        ---------------   ------------
                             $         -       $   309,000       $         -      $     (232,000)   $    232,000
                             ===============   ===========       ===============  ===============   ============


         The differences between the provisions for income taxes and the amounts computed by applying the statutory federal income tax rates to income
         (loss) before income taxes consist of the following for the six month periods ended June 30 and the years ended December 31:

                                                   June 30,                          December 31,
                                      -----------------------------  -------------------------------------------
                                           1998           1997             1997              1996           1995
                                               (Unaudited)
Tax (benefit) at statutory rate
  applied to income (loss) before
  income taxes                         $  (239,000)    $    253,000  $    (3,145,000)   $   (164,000)   $   164,000
State income taxes, net of federal
  income tax benefit                      (102,000)          56,000       (1,349,000)        (28,000)        28,000
                                      -------------   -------------  ----------------   -------------   -----------

                                          (341,001)         309,000       (4,494,000)       (192,000)       192,000
Increase in taxes, resulting from
  non-deductible meals, entertainment                                                        (40,000)        40,000

Other Valuation allowance                  341,000                -        4,494,000                -             -
                                      ------------    -------------  ---------------    -------------   -----------

                                      $      -        $     309,000  $       -          $   (232,000)   $   232,000
                                      ============    =============  ===============    =============   ===========


     The Company has not recorded a tax benefit for the six month period ended June 30, 1998 and the year ended 1997 as no assurance can be provided that these benefits would be realized in future periods.

6.       OPERATING LEASES

         The Company has commitments under operating leases for office space and office equipment. Minimum future rentals under noncancelable operating lease commitments in effect at June 30 and December 31 are as follows:

                                     June 30, 1998            December 31, 1997
                                        (Unaudited)
           1998                        $ 480,000                  $ 961,000
           1999                          256,000                    256,000
           2000                          182,000                    182,000
           2001                           15,000                     15,000
           2002
           Thereafter
                                        -------                  ----------
                                        $933,000                 $1,414,000
                                        ========                 ==========


         Rental amounts include fixed operating expense payments but do not include increases for rate escalations.

7.       EMPLOYEE BENEFIT PLANS

         The Company's employees participate in a defined contribution savings plan, which provides the opportunity for pretax contributions by employees. The Company's contribution expense for the years ended December 31 are as follows: $170,000, 1997; $200,000, 1996; and
         $45,000, 1995.

8.       COMMITMENTS AND CONTINGENCIES

         The Company and its subsidiaries are defendants in lawsuits that arise in the normal course of business. In management's judgment, the ultimate liability, if any, from such legal proceedings is not material to the Company's financial statements.

9.       SUBSEQUENT EVENT

         Subsequent to December 31, 1997, the parent company, Heitman Financial Ltd., entered into an agreement to sell its interest in Heitman Properties Ltd., including certain assets and liabilities as defined. The purchase and sale transaction closed on July 17, 1998.

                               * * * * * *

         (13443)

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company are based on the audited and unaudited financial statements of the Company and its acquiree appearing elsewhere in this document as adjusted to illustrate the estimated effects of the transaction. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Financial Statements and accompanying notes should be read in conjunction with the historical financial statements of the Company and other financial information pertaining to the Company.

The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared to give effect to the transaction as if such transaction had occurred on January 1, 1997 for the statement income for the year ended December 31, 1997 and for the statement of income for the six-month periods ended June 30, 1998 (the "Unaudited Pro Forma Condensed Consolidated Income Statement") and on June 30, 1998 for the balance sheet (the "Unaudited Pro Forma Condensed Consolidated Balance Sheet," which together with the Unaudited Pro Forma Condensed Consolidated Income Statement, comprises the "Unaudited Pro Forma Condensed Consolidated Financial Statements").

The Unaudited Pro Forma Condensed Consolidated Financial Statements reflect the application of the principles of purchase accounting to the recent acquisition. The allocation of the purchase price is based, in part, on preliminary information, which is subject to adjustments upon obtaining complete appraisal valuation information with respect to the acquisition and the net assets required.

The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to be indicative of what the Company's financial position or results of operation would actually have been had the transaction been completed on such date or at the beginning of the periods indicated or to project the Company's results of operations for any future sale.


                      KENNEDY-WILSON, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 1998
                               (dollars in thousands)

                                                                                        Pro Forma
                                                               Historical       -------------------------
                                               Historical        Heitman                           Total
                                                Kennedy-      Properties,       Pro Forma         Company
                                              Wilson, Inc.        Ltd.         Adjustments       Pro Forma
                                                   (A)             (B)

ASSETS
   Cash and cash equivalents                 $      4,374    $        149    $     2,569 (E)  $     7,092
   Cash - restricted                                  642               -              -              642
   Accounts and commissions receivable              3,057           1,393         (1,393)(F)        3,057
   Notes receivable                                21,334               -              -           21,334
   Advances to affiliate                                -           8,946         (8,946)(F)            -
   Real estate held for sale                       74,479               -              -           74,479
   Investments with related parties and non
       affiliates                                   7,658               -              -            7,658
   Other assets                                     1,707             226             89 (G)        2,022
   Property and equipment                               -           1,809         (1,309)(H)          500
   Goodwill                                             -               -         17,700 (I)       17,700
   Property management contracts                        -          10,453         (5,453)(J)        5,000
                                             ------------    ------------    ------------     -----------
TOTAL ASSETS                                 $    113,251    $     22,976    $     3,257      $   139,484
                                             ============    ============    ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Accounts payable and accrued expenses     $      3,295    $      2,029    $    (2,029)(F)  $     3,295
   Notes payable                                   18,067               -         21,000 (K)       39,067
   Borrowing under lines of credit                  9,489               -              -            9,489
   Mortgage notes payable                          69,512               -              -           69,512
                                             ------------    ------------    -----------      -----------
Total liabilities                                 100,363           2,029         18,971          121,363
                                             ------------    ------------    -----------      -----------
STOCKHOLDERS EQUITY                                12,888          20,947         15,714 (L)       18,121
                                             ------------    ------------    -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY    $    113,251    $     22,976    $    34,685      $   139,484
                                             ============    ============    ===========      ===========
See accompanying notes.


                                              KENNEDY-WILSON, INC. AND SUBSIDIARIES
                                UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                              For the Six Months Ended June 30, 1998
                                           (dollars in thousands, except per share data)

                                                                                               Pro Forma
                                                                   Historical     -----------------------------------
                                                   Historical        Heitman                                Total
                                                  Kennedy-Wilson,  Properties,     Pro Forma               Company
                                                     Inc.            Ltd.         Adjustments              Pro Forma
                                                      (A)             (B)

REVENUES:
    Property management fees - related parties                     $  14,638               -              $  14,638
    Sales of residential real estate                $  2,277                                                  2,277
    Commissions                                        3,734                               -                  3,734
    Gain on restructured notes receivable              1,597                               -                  1,597
    Leasing commissions, net - related parties                           897               -                    897
    Rental income, net                                 1,864               -                                  1,864
    Equity in income of investments with related
       parties and non-affiliates                        473                               -                    473
    Interest income                                      529               -               -                    529
    Other income                                         382                                                    382
    Other income - related parties                                       955               -                    955
                                                  -------------   ------------   ------------           -----------

       TOTAL REVENUE                                  10,856          16,490               -                 27,346
                                                   ---------      ----------     ---------------        -----------


EXPENSES:
    Commission and marketing expense                     257                               -                    257
    Cost of residential real estate sold               1,778                               -                  1,778
    Compensation and related expenses                  2,326           7,688               -                 10,014
    General and administrative                         1,997           1,707         $   500     (M)          4,204
    Rent, related party                                                  891                                    891
    Management fees and administrative                                 5,557          (5,557)    (N)              -
    Depreciation and amortization                        611           1,499            (571)    (O)          1,539
    Interest expense                                   2,877                           1,575     (P)          4,452
                                                  ------------    -------------  ---------------        -----------

       TOTAL EXPENSES                                  9,846          17,342          (4,053)                23,135
                                                    --------        --------       ----------           ------------


INCOME BEFORE PROVISION FOR INCOME TAXES               1,010            (852)          4,053                  4,211

PROVISION FOR INCOME TAXES                               134                           1,593     (R)          1,727
                                                    --------      -------------   ----------           ------------

NET INCOME                                           $   876       $    (852)      $   2,461            $     2,485
                                                     =======       ==========      =========            ===========

Pro forma basic net income per share                                                                          $0.55
                                                                                                       ============

Pro forma basic weighted average shares                                                                   4,521,355
                                                                                                          =========

Pro forma diluted basic net income per share                                                                  $0.54
                                                                                                       ============

Pro forma diluted basic weighted average shares                                                           4,591,589
                                                                                                          =========
                                                                           See accompanying notes.


                                             KENNEDY-WILSON, INC. AND SUBSIDIARIES
                              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                             For the Year Ended December 31, 1997
                                        (dollars in thousands, except per share data)

                                                                                             Pro Forma
                                                     Historical    Historical    -----------------------------------
                                                      Kennedy-       Heitman                              Total
                                                      Wilson       Properties,     Pro Forma            Company Pro
                                                        Inc.          Ltd.         Adjustments              Forma
                                                         (C)           (D)

REVENUES:
    Property management fees - related parties                    $   30,922        $      -             $   30,922
    Sales of residential real estate                 $   6,753             -               -                  6,753
    Gain on sale of commercial real estate               6,339             -               -                  6,339
    Commissions                                          5,001             -               -                  5,001
    Commissions - related parties                          894             -               -                    894
    Gain on restructured notes receivable                4,036             -               -                  4,036
    Leasing commissions, net - related parties               -         2,526               -                  2,526
    Rental income, net                                   1,629             -               -                  1,629
    Equity in income of investments with related
       parties and non-affiliates                        1,431             -               -                  1,431
    Interest income                                        535             -               -                    535
    Other income                                           381                                                  381
    Other income - related parties                                     3,078               -                  3,078
                                                    ------------- -----------    ---------------        ------------

       TOTAL REVENUE                                    26,999        36,526               -                 63,525
                                                     ---------    ----------     ---------------        -----------

EXPENSES:
    Commission and marketing expense                       928             -               -                    928
    Cost of residential real estate sold                 5,592             -               -                  5,592
    Compensation and related expenses                    7,658        15,789               -                 23,447
    General and administrative                           4,661         3,991               -                  8,652
    Rent, related party                                                1,976           1,000     (M)          2,976
    Management fees and administrative, related
       party                                                          13,150         (13,150)    (N)              -
    Depreciation and amortization                          790         2,854          (1,000)    (O)          2,644
    Interest expense                                     3,139             -           3,150     (P)          6,289
    Provision for loss on service contracts                           10,000         (10,000)    (Q)              -
                                                    ------------    --------      -------------        ------------

       TOTAL EXPENSES                                   22,768        47,760         (20,000)                50,528
                                                      --------      --------      ----------            ------------


INCOME BEFORE PROVISION FOR INCOME TAXES AND
    EXTRAORDINARY ITEMS                                  4,231       (11,234)         20,000                 12,997
PROVISION FOR INCOME TAXES                                 280             -           3,280     (R)          3,560
                                                     ---------    -------------   ----------           ------------

INCOME BEFORE EXTRAORDINARY ITEMS                      $ 3,951    $  (11,234)      $  16,720            $     9,437
                                                      --------    -----------      ---------            -----------

                                                       =======    ===========      =========            ===========

Pro forma basic net income per share                                                                          $2.09
                                                                                                        ===========
Pro forma basic weighted average shares                                                                   4,510,416
                                                                                                          =========
Pro forma diluted basic net income per share                                                                  $2.07
                                                                                                        ===========
Pro forma diluted basic weighted average shares                                                           4,564,938
                                                                                                          =========
                             See accompanying notes.

                      KENNEDY-WILSON, INC. AND SUBSIDIARIES
          ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


(A)  Kennedy-Wilson, Inc. unaudited financial statement as of June 30, 1998.

(B)  Heitman Properties, Ltd. unaudited financial statement as of June 30, 1998.

(C) Kennedy Wilson historical audited financial statement for year ended December 31, 1997

(D) Heitman Properties Ltd. historical audited financial statement for year ended December 31, 1997.

The adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 are as follows:

(E) Determined as follows:

o     Note and common stock proceeds received from Colony         $  26,233
o     Elimination of cash not included in Heitman Properties,
        Ltd. acquisition                                               (149)
o     Cost to purchase Heitman Properties, Ltd.                     (23,515)
                                                                  ----------
                                                                  $   2,569
                                                                  ==========


(F)  To eliminate amounts not included in Heitman Properties, Ltd. acquisition

(G)  Determined as follows:

o    To record the loan origination costs associated with the
       Colony note                                                $     315
o    To eliminate amounts not included in Heitman Properties,
       Ltd. acquisition                                                (226)
                                                                 -----------
                                                                  $      89
                                                                 ===========


(H)  To adjust acquired Property and Equipment  balances
       to estimated fair value                                    $  (1,309)
                                                                 ===========
(I)  To  reflect  estimated  goodwill  resulting  from the
       purchase  of Heitman Properties, Ltd.                      $  17,700
                                                                 ==========
(J)  To adjust acquired property management  contracts
       to estimated fair value                                    $  (5,453)
                                                                 ===========

(K)  To record note payable to Colony                              $ 21,000
                                                                 ==========

(L)  Determined as follows:

o    To reflect impact of eliminated amounts in notes E, F, G,
        H, and J above                                            $  20,947
o    To reflect common stock issued to Colony (440,085 shares @
        $11.89)                                                      (5,233)
                                                                 ----------

                                                                  $  15,714
                                                                 ==========

                      KENNEDY-WILSON, INC. AND SUBSIDIARIES
                     ADJUSTMENTS TO THE UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)

2. Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

The pro forma adjustments reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six month period ended June 30, 1998 and for the year ended December 31, 1997 are as follows:

                                                   For the Six      For the
                                                  Months Ended     Year Ended
                                                    June 30,     December 31,
                                                      1998            1997

      (M)   To record service contract between
              Kennedy-Wilson, Inc. and Heitman
              Financial                               $  500        $  1,000
                                                      ======        ========

      (N)   To eliminate Heitman Properties,
              Ltd. Corporate Cost Allocation         $(5,557)       $(13,150)
                                                     ========       =========
      (O)   Determined as follows:
                o To eliminate historical
                  depreciation and amortization
                  recorded by Heitman Properties,
                  Ltd.                               $(1,499)        $(2,854)
                o To reflect depreciation and
                  amortization on goodwill,
                  management contracts,
                  and property and equipment             928           1,854
                                                   ---------       ---------

                                                     $  (571)        $(1,000)
                                                     ========        ========



                                                        Estimated
                                           Amount      Depreciable      Annual       Six Months
              Account                   Capitalized       Life      Depreciation   Depreciation
              Goodwill                    $17,700          17           $1,040         $520
              Management Contracts          5,000           7              714          358
              Property and Equipment          500           5              100           50
                                                                        ------         ----
              Total                                                     $1,854         $928
                                                                        ======         ====


         (P) Determined as follows:
                  o  Interest expense on Colony debt          $1,470     $2,940
                  o  Amortization of loan fees                   105        210
                                                            --------    -------
                                                              $1,575     $3,150
                                                              ======     ======

         (Q) To eliminate write-down of contracts                -     $(10,000)
                                                                       =========
         (R) To reflect the estimated income tax expense
                  assuming a 35% Federal tax rate and a 6%
                  net effect State tax rate.                  $1,593     $3,280
                                                              ======     ======
                  December 31, 1997 computed as follows:

                                                            Federal      State        Total
                 Income before provision for taxes          $12,997      $12,997
                 Less:  net operating loss benefit            5,054          N/A
                                                           --------     --------
                 Taxable Income                               7,943       12,997
                 Estimated tax rate                            35%           6%
                                                           -------     --------
                 Tax Expense                                  2,780          780     $ 3,560
                 Less:  tax already recorded                      0          280         280
                                                          -----------  ---------   ---------
                                                            $ 2,780     $    500     $ 3,280
                                                            =======     ========     =======



                      KENNEDY-WILSON, INC. AND SUBSIDIARIES
          ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                  (dollars in thousands, except per share data)


June 30, 1998 computed as follows:


                                        Federal        State          Total
Income before provision for taxes         4,211       $ 4,211
Estimated tax rate                           35%            6%
                                        -------       -------      ---------
Tax Expense                               1,474           253      $   1,727
Less:  tax already recorded                   0           134            134
                                        -------       -------      ---------
                                        $ 1,474       $   119      $   1,593
                                        =======       =======      =========